                                                                      EXHIBIT 21

                                  SUBSIDIARIES

NAME OF CORPORATION                        STATE OF INCORPORATION
--------------------                        ----------------------

Kenilworth Systems Nevada Corporation      Nevada

Roulabette Corporation                     Nevada

Video Wagering Corporation                 New York